Exhibit 99.1

Duke Energy Carolinas

Summary of Proposed Settlement Agreement with North Carolina Public Staff

Major Components

•                  $315 million increase in base rates (65% of requested $482 million total):

•                  $315 million increase in base rates implemented at 1/1/2010

•                  In addition to the base rate increase, there are 4 temporary riders:

•                  One year rider starting 1/1/2010 to defer Cliffside CWIP cash recovery in the amount of $89 million (deferred until 1/1/2011)

•                  There is no earnings impact due to this rider as Duke Energy Carolinas will accrue a similar amount as AFUDC in 2010

•                  16 month rider starting 1/1/2010 and ending 4/30/2011 to recover carrying costs associated with coal inventory balance exceeding 40 day supply (current estimate of $12 million in 2010)

•                  One year rider starting 1/1/2010 to accelerate return of $50 million in fuel over-collections (no earnings impact)

•                  Rider to return distributions related to nuclear insurance starting 1/1/2010 and ending 12/31/2011 to return $40 million annually to NC retail customers ($80 million cumulative effect and no earnings impact)

•                  Duke Energy Carolinas agrees to forgo a general rate case filing in 2010.  Earliest general rate case filing will be in 2011, using a 2010 test year with rates effective no sooner than 1/1/2012

•                  Allowed ROE of 10.7%, common equity of 52.5%

•                  Proposed settlement subject to the review and approval by the North Carolina Utilities Commission

Rate Increase Impacts (reflects net impact of base rate and rider changes):

($ in Millions)	2010	2011	2012
Base Rates	$315	$315	$315
Deferral of Cliffside CWIP Cash Recovery (no earnings impact)	(89)
Estimated Carrying Charges on Coal Inventory	12	2
Return of Fuel Over-Collection (no earnings impact)	(50)
Return of Nuclear Insurance Distributions (no earnings impact)	(40)	(40)
Cumulative Net Increase to Customers ($)	$148	$277	$315
Cumulative Net Increase to Customers (%)	3.8%	7.0%	8.0	%*

*Does not include any potential rate increases from general rate case proceedings that may take effect in 2012.